SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)


                            ALPINE LACE BRANDS, INC.
-------------------------------------------------------------------------------

                                (Name of Issuer)


                          COMMON STOCK, $. 01 PAR VALUE
-------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    020837100
-------------------------------------------------------------------------------

                                 (CUSIP Number)

----------------------                                       ------------------
 CUSIP No. 020837100                  13G                     Page 2 of 4 Pages
----------------------                                       ------------------





===============================================================================
            1              NAME OF REPORTING PERSONS:    CARL T. WOLF

                           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
                           PERSONS:   S.S. #: ###-##-####
-------------------------------------------------------------------------------
            2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A
                           GROUP                                       (a)___
                                                                       (b)___
-------------------------------------------------------------------------------
            3              SEC USE ONLY
-------------------------------------------------------------------------------
            4              CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.
-------------------------------------------------------------------------------
NUMBER OF                        5        SOLE VOTING POWER:  -0-
SHARES                          -----------------------------------------------
BENEFICIALLY                     6        SHARED VOTING POWER:  -0-
OWNED BY                        -----------------------------------------------
EACH                             7        SOLE DISPOSITIVE POWER:  -0-
REPORTING                       -----------------------------------------------
PERSON WITH                      8        SHARED DISPOSITIVE POWER:  -0-
-------------------------------------------------------------------------------
            9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                           REPORTING PERSON                    -0-
-------------------------------------------------------------------------------
           10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                           EXCLUDES CERTAIN SHARES                         ___
-------------------------------------------------------------------------------
           11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
                           (9)                                             -0-
-------------------------------------------------------------------------------
           12              TYPE OF REPORTING PERSON                         IN
===============================================================================

----------------------                                       ------------------
 CUSIP No. 020837100                  13G                     Page 3 of 4 Pages
----------------------                                       ------------------

Item 1(a).        Name of Issuer:

                  Alpine Lace Brands, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  111 Dunnell Road, Maplewood, New Jersey  07040

Item 2(a).        Name of Person Filing:

                  Carl T. Wolf

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  111 Dunnell Road, Maplewood, New Jersey 07040

Item 2(c).        Citizenship:

                  U.S.A.

Item 2(d).        Title and Class of Securities:

                  Common Stock, $.01 par value

Item 2(d).        CUSIP Number:

                  020837100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable.

Item 4.           Ownership.

                  Not applicable. The percent of the class owned as of December 31, 1997 did not exceed five percent.

Item 5.           Ownership of Five Percent or Less of a class.
                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficiary owner of more than five percent of
                  the class of securities, check the following    X

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

----------------------                                       ------------------
 CUSIP No. 020837100                  13G                     Page 4 of 4 Pages
----------------------                                       ------------------

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      January 13, 1998
                      ---------------------------------------------------------
                                     (Date)


                                   /s/Carl T. Wolf
                      ---------------------------------------------------------
                                     (Signature)



                                      Carl T. Wolf
                      ---------------------------------------------------------
                                     (Name)